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FOR IMMEDIATE RELEASE
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                                                    Contact: Kenneth R. Woodcock
                                                             (703) 522-1315

                      AES ANNOUNCES CHILEAN OFFER DATE AND
                           EXTENDS U.S. EXCHANGE OFFER

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ARLINGTON VA, DECEMBER 20, 2000 - The AES Corporation (NYSE: AES) announced today that the Santiago Stock Exchange auction transaction, or remate, in connection with AES's offer to purchase in Chile 3,466,600,000 shares of Gener common stock had been scheduled to be held on Thursday, December 28, 2000. AES also announced that it had extended until 3:00 p.m. on Friday, December 29, 2000, the expiration date of its offer to exchange all American Depositary Shares of Gener S.A. for AES common stock having a value of US $16.50 per ADS. Except as modified by this extension, the terms and conditions of the U.S. exchange offer remain in effect and unmodified. As of the close of business on December 19, 2000, 11,407,276 ADSs had been tendered and not withdrawn pursuant to the exchange offer.

AES also announced that based on the Friday, December 29 expiration date, the last day of the ten New York Stock Exchange trading period used to calculate the fraction of an AES share to be exchanged for each Gener ADS in the U.S. exchange offer would be Wednesday, December 27, 2000.

AES is a leading global power company comprised of competitive generation, distribution and retail supply businesses in Argentina, Australia, Bangladesh, Brazil, Canada, China, Colombia, Dominican Republic, El Salvador, Georgia, Hungary, India, Kazakhstan, the Netherlands, Mexico, Pakistan, Panama, Sri Lanka, the United Kingdom, the United States and Venezuela.

The company's generating assets include interests in one hundred and thirty nine facilities totaling over 49 gigawatts of capacity. AES's electricity distribution network has over 920,000 km of conductor and associated rights of way and sells over 126,000 gigawatt hours per year to over 17 million end-use customers. In addition, through its various retail electricity supply businesses, the company sells electricity to over 154,000 end-use customers.

AES is dedicated to providing electricity worldwide in a socially responsible way.

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